EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-10261) pertaining to the 1991 Stock Option Plan of Rochester Medical Corporation and the Registration Statement (Form S-8 No. 333-62592) pertaining to the 2001 Stock Incentive Plan of Rochester Medical Corporation of our report dated August 18, 2006, with respect to the financial statements of the Male External Catheter Business of Mentor Medical Ltd. which appears in this Form 8-K/A of Rochester Medical Corporation dated August 18, 2006.

/s/ PricewaterhouseCoopers Revisionsaktieselskab
Copenhagen, Denmark
August 18, 2006